EXHIBIT 99.2

Contact:	E. Lynn Hill
Chief Accounting Officer
(832) 239-6185 or (800) 934-6083

Plains Resources Announces Closing of Acquisition by Vulcan Energy Corporation

HOUSTON, July 23, 2004 — Plains Resources Inc. (NYSE: PLX — News) announced that Vulcan Energy has completed its acquisition of Plains Resources. Pursuant to the merger, each outstanding share of Plains Resources common stock (other than shares for which appraisal rights are sought under Delaware law) has been converted into the right to receive $17.25 in cash. Plains Resources’ Chairman James C. Flores and its CEO John T. Raymond are participating with Vulcan Energy Corporation in the transaction.

Plains Resources’ stockholders will receive written instructions from Plains Resources’ Paying Agent, American Stock Transfer & Trust Company, for exchanging their shares of common stock for their cash merger consideration. The payment process will begin promptly. Questions concerning the process should be directed to American Stock Transfer & Trust Company, at 718-921-8200 or toll free at 800-937-5449.

Plains Resources common stock ceased trading on the New York Stock Exchange after the close of trading on Thursday July 22, 2004.

About Plains Resources

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. Factors that may cause actual results to differ from those contained in the forward-looking statements include economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and has in estimating reserves, regulatory changes, risks, uncertainties and other factors that could have an impact on Plains All American Pipeline, L.P. (“PAA”), which could in turn impact the value of the company’s holdings in PAA, and other factors discussed in Plains Resources’ filings with the SEC.

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